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Macy’s, Inc. Announces Proposed Offering of Senior Notes

NEW YORK—March 2, 2021-- Macy’s, Inc. (NYSE:M) (the “Company” or “Macy’s”) announced today that its wholly-owned subsidiary, Macy’s Retail Holdings, LLC (the “Issuer”), intends to offer, subject to market and other customary conditions, $500 million in aggregate principal amount of senior notes due 2029 (the “Notes”) in a private offering. The Notes will be senior unsecured obligations of the Issuer and will be unconditionally guaranteed on a senior unsecured basis by Macy’s.

The Issuer intends to use the net proceeds from the offering of the Notes, together with cash on hand, (i) to fund its separately announced tender offer, (ii) to pay fees and expenses in connection therewith and of the offering and (iii) to the extent of any remaining proceeds, for general corporate purposes, which may include the repayment of outstanding debt. This press release is not an offer to purchase, or a solicitation of an offer to sell, any of the notes subject to the tender offer.

This press release is for informational purposes only and is neither an offer to sell nor the solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers in an offering exempt from registration in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act or any applicable state securities laws. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Macy’s, Inc.

Macy’s, Inc. (NYSE: M) is one of the nation’s premier omni-channel fashion retailers. The company comprises three retail brands, Macy’s, Bloomingdale’s and Bluemercury. Macy’s, Inc. is headquartered in New York, New York.

Forward-Looking Statements

Statements regarding the notes offering and the expected use of proceeds therefrom are “forward-looking statements” and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to complete the offering on favorable terms, if at all, and general market conditions (including the COVID-19 pandemic and related economic impact) which might affect the offering. Additional information concerning these and other important risks and uncertainties can be found in the Company’s filings with the SEC, including under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended February 1, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Media - Blair Rosenberg

media@macys.com

Investors - Mike McGuire

investors@macys.com